Exhibit 10.23

MoneyGram International, Inc.
Non-Employee Director Compensation Arrangements
Effective as of February 16, 2023

The following compensation program is available to non-employee directors of MoneyGram International, Inc.

1. Cash Retainers and Fees

•An annual Board membership retainer of $100,000 shall be paid to each non-employee director. The retainer shall be made in arrears in four equal installments on the first business day following March 31, June 30, September 30, December 31 (each a “Payable Date”).

•The Lead Independent Director shall receive an additional $30,000 in cash per year; payment will be made in arrears in in four equal installments on each Payable Date.

•The Chair of the Audit committee shall receive an additional $30,000 in cash per year of Chairmanship; payment will be made in arrears in four equal installments on each Payable Date.

•The Chair of the Human Resource and Nominating committee and the Chair of the Compliance and Ethics Committee shall receive an additional $25,000 in cash per year of Chairmanship; payment will be made in arrears in four equal installments on each Payable Date.

•Any director serving on two or more of the above-named committees of the Board but not acting as Chair of any such committees shall receive an additional $10,000 in cash per year of joint service on such committees; payment will be made in arrears in four equal installments on each Payable Date.

•Non-employee directors are also reimbursed for their expenses for each Board or committee meeting attended. To the extent that any taxable reimbursements are provided, they shall be made or provided in accordance with Section 409A of the Internal Revenue Code and the Treasury Regulations thereunder.

2. Equity Awards

Under the MoneyGram International, Inc. Amended and Restated 2005 Omnibus Incentive Plan, as of May 6, 2020, each non-employee director, at the annual meeting of stockholders, shall receive a restricted stock unit (“RSU”) covering shares of common stock the fair market value of which shall be equal to $150,000, as determined by the per share closing price of the common stock on the Nasdaq, as reported in the consolidated transaction reporting system, on the date of award of the RSU. RSUs awarded under this program shall be payable in shares.

Each RSU shall vest in full, if at all, upon the first anniversary of the date of award of such RSU. If a director voluntarily resigns such director’s Board membership prior to the completion of the one-year vesting period, then such director’s RSU shall be forfeited in whole. Notwithstanding the foregoing, a director’s RSUs then outstanding (i.e. granted and not previously forfeited) will vest immediately and in full upon (i) a change in control (as defined in the standard Restricted Stock Unit Award Agreement approved for use under the MoneyGram International, Inc. Amended and Restated 2005 Omnibus Incentive Plan as of May 6, 2020) so long as the director remains on the Board through the date immediately prior to the change in control; or (ii) the director ceases Board membership due to death or disability.

Exhibit 10.23

3. Proration of Retainer and Equity Awards

With respect to Directors who join the Board during a year, the Board may prorate such Director’s retainer and/or equity award as it deems appropriate.

4. Amendment or Termination

The Board may amend, alter, suspend, discontinue or terminate this program at any time.